Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY CFO ANNOUNCES RETIREMENT

MONROE, Mich., September 27, 2017—La-Z-Boy Incorporated (NYSE: LZB) today announced that Louis M. (“Mike”) Riccio Jr., Senior Vice President and Chief Financial Officer, will retire after the company completes its fiscal 2018 year-end reporting in June of 2018.

Riccio, a 27-year veteran of the furniture industry, joined La-Z-Boy in early 2000 when the company acquired LADD Furniture, Inc., and held positions of increasing responsibility, including that of Corporate Controller, before his appointment to the CFO post in 2006.  His many accomplishments as CFO include ensuring the company’s compliance with Sarbanes-Oxley and serving as the executive sponsor for the implementation of the ERP System throughout all areas of La-Z-Boy.  He has also been actively involved in the company’s 4-4-5 store build-out strategy and M&A activity with respect to independent La-Z-Boy Furniture Galleries® stores as well as other entities, including the U.K. business.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Mike has played an integral role in helping to transform La-Z-Boy Incorporated throughout his tenure with the company which provided meaningful returns to shareholders.  While his contributions to the company are many, one of the most notable was the work he did to strengthen the company’s balance sheet following the recession which today leaves us in a position of great financial flexibility to grow our business.  Additionally, Mike’s rigorous and disciplined commitment to La-Z-Boy and financial and personal integrity are unparalleled, and the entire leadership team has been privileged to work with him.  On behalf of our shareholders, our board of directors, and the company, I would like to thank Mike for his leadership as our CFO and we wish him all the best in his retirement.”

Riccio said, “In addition to being rewarding, it has been an honor to serve La-Z-Boy Incorporated as its Chief Financial Officer.  I have worked with a great team over the years and we have made significant progress growing the business profitably.  La-Z-Boy is well positioned for the future to create value for shareholders and I look forward to watching the company as it evolves and moves through its next growth phases.”

La-Z-Boy will launch a national search for a successor who will work with Riccio through a transition period.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements,

we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation or changes in the domestic or international regulatory environment  (including new or increased duties); (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the ability to increase volume through our e-commerce initiatives; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 145 of the 348 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 348 stand-alone La-Z-Boy Furniture Galleries® stores and 551 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.